Exhibit 99.1

One Marina Boulevard, #28-00 Singapore 018989	65.6890.7188 Main www.flextronics.com
P R E S S R E L E A S E
Flextronics contacts:
Paul Read
Chief Financial Officer
+1.408.576.7722
investor_relations@flextronics.com
Renee Brotherton
Vice President, Corporate Communications
+1.408.576.7189
renee.brotherton@flextronics.com

Flextronics Appoints New Board Member
SINGAPORE, Oct. 13, 2008— Flextronics (Nasdaq: FLEX) today announced that Robert L. Edwards, executive vice president and chief financial officer of Safeway Inc., has been appointed to the Company’s Board of Directors effective immediately.
Robert L. Edwards, who was appointed to his current position with Safeway in March 2004, was previously executive vice president and chief financial officer of Maxtor Corporation. Prior to joining Maxtor, Mr. Edwards was an officer at Imation Corporation, a developer, manufacturer and supplier of magnetic and optical data storage media, where he held the position of senior vice president, chief financial officer and chief administrative officer.
“Robert is a recognized financial expert and executive, as exemplified by his service as CFO of Safeway, and brings seasoned and diverse leadership in storage and memory technologies,” said Mike McNamara, chief executive officer of Flextronics. “We believe Robert’s talents and knowledge will further strengthen our leadership team and we are very pleased to welcome Robert to the Board.”
In addition to Mr. Edwards’ appointment to the Flextronics Board, he has also been named as a member of the Company’s Audit Committee.
Flextronics also announced that Mr. Richard L. Sharp formally retired from the Board of Directors concurrently with the appointment of Mr. Edwards. McNamara continued, “Rick has been a valued member of our Board for many years and we appreciate his dedication to Flextronics. On behalf of the Board, I wish Rick the very best in all his pursuits.”
About Flextronics
Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer digital, industrial, infrastructure, medical and mobile OEMs. With the acquisition of Solectron, pro forma fiscal year 2008 revenues from continuing operations are more than US$33.6 billion. Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit http://www.flextronics.com.